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The following is a transcript of a conference call presented by SuperGen, Inc. (“SuperGen” or the “Company”) and Astex Therapeutics Ltd. (“Astex”) on April 7, 2011, relating to the proposed acquisition of Astex by SuperGen pursuant to the terms of an Implementation Agreement, dated as of April 6, 2011.

Conference Call Transcript

SUPG - SuperGen and Astex Therapeutics Enter Definitive Merger Agreement

Event Date/Time: Apr 07, 2011 / 12:00PM  GMT

CORPORATE PARTICIPANTS

Timothy Enns

SuperGen - SVP Corporate Communications and Business Development

James Manuso

SuperGen - Chairman, President and CEO

Harren Jhoti

Astex Therapeutics Ltd. - CEO

Mohammad Azab

SuperGen - Chief Medical Officer

CONFERENCE CALL PARTICIPANTS

Ram Selvaraju

Morgan Joseph - Analyst

George Zavoico

McNicoll, Lewis & Vlak LLC - Analyst

Robin Davison

Edison Investment Research - Analyst

PRESENTATION

Operator

Good morning. My name is Dennis and I will be your conference operator today. At this time, I would like to welcome everyone to the SuperGen and Astex Therapeutics proposed merger conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions).

I will now turn the call over to Mr. Timothy Enns. Please go ahead, sir.

Timothy Enns  — SuperGen - SVP Corporate Communications and Business Development

Thank you, operator. Good morning and thank you for joining us today for the SuperGen and Astex Therapeutics Ltd. proposed merger conference call. With me today are Dr. James Manuso, Chairman, President, and Chief Executive Officer for SuperGen; Dr. Harren Jhoti, Chief Executive Officer for Astex Therapeutics; Michael Molkentin, Chief Financial Officer for SuperGen; Dr. Martin Buckland, Chief Business Officer for Astex Therapeutics; and Dr. Mohammad Azab, Chief Medical Officer for SuperGen.

In a few moments we will review the slide deck on the proposed merger and afterwards we will open the line for questions.

Yesterday we issued a press release about the proposed merger of Astex Therapeutics and SuperGen. A copy of the press release is available on the website, www.Astex-SuperGen.com and on the corporate websites of SuperGen and Astex Therapeutics. In addition, this call is being webcast live. A webcast replay will be available for 90 days.

We will be filing a proxy in connection with this proposed transaction. If you turn to slide 2, it will detail that, which will be available — this proxy will be available on SuperGen.com website and www.SEC.gov website and you can request directly these proxy materials from SuperGen, which we encourage you to review carefully.

Please also note pertinent information about our directors and officers and their interests in this transaction, which will be disclosed in the proxy materials. In the meantime, you can review their interests in our most current 10-K and 10-Q filings also available online and by request from SuperGen. You can please read more about this in slide 2 of the presentation.

If you turn to slide 3 in the proposed merger deck slides, you can refer to notes on the forward-looking statement. During this call, we will make forward-looking statements included but not limited to our future expectations about our business and operations and our ability to successfully integrate SuperGen and Astex Therapeutics. Please take a moment to read slide 3.

At this time, I would like you turn to slide 4 and I will turn the call over to Dr. James Manuso, who will review the remainder of the slide deck. Thank you. Jim?

James Manuso  — SuperGen - Chairman, President and CEO

Thank you, Tim. Good morning and thanks for dialing in. Well, first let’s begin with the question why are we going to undertake this transaction? We believe this accelerates significantly our business model perhaps by eight years. Specifically we are going to maintain our financial strength with our existing cash and the ongoing royalty revenue from Dacogen. The combined entity will enjoy five top-tier pharmaceutical partnerships with nearly $2 billion in potential milestone revenues and future royalties.

The Company will have a broader clinical pipeline to develop and monetize and we will review those for you, and we will end up with an industry-leading discovery platform to sustain future value creation.

Harren, why not explain to people what this provides to Astex?

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

Thank you, Jim. Good afternoon. For Astex, this allows the company to take the next step in its evolution in the sense it provides us with a NASDAQ listing. We were a private company here in Cambridge UK. It also allows us to access the significant expertise in the clinical and regulatory areas that SuperGen has. So it provides a very strong complementary fit for our organization.

Finally, it allows us to access significant capital to allow us to optimize the value of future drugs that we are currently developing.

James Manuso  — SuperGen - Chairman, President and CEO

We believe there is a very compelling rationale for the merger. On the SuperGen side of course we are a NASDAQ-listed oncology company. We have significant cash reserves and future royalty streams, a variety of clinical and preclinical programs, and Dacogen royalties are emerging from sales in 30 countries at this point. Our partnerships are global and our collaborations are significant and indeed a very strong development and regulatory capability characterizes SuperGen. And for Astex.

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

For Astex, as I mentioned, we are a privately held Cambridge-based company here in the UK. We’re backed by venture capital funds, some of the top-tier names from both sides of the pond, in Europe and in the US. We’ve raised over GBP80 million in equity over the 11 years we’ve been going. We’ve used that money to build a world-class discovery platform called Pyramid. This platform has allowed us to generate very interesting novel drug candidates, which is the focus of key pharma partnerships that we have in place, and those are progressing very well and we will talk about those later.

It has also allowed us to access — trigger and access additional capital through those partnerships. Around GDP65 million to date has been generated by the company going forward. And the platform finally has allowed us to develop a very exciting internal clinical and preclinical portfolio, which we will also describe later.

James Manuso  — SuperGen - Chairman, President and CEO

So as a result, we believe that Astex Pharmaceuticals will emerge as a very strong global leader both financially and in terms of drug discovery, development, and commercialization, with a continuing focus in oncology, which has been the tradition of both companies.

The next slide, number 6, describes the proposed deal structure and indeed, Astex Therapeutics’ shareholder will be issued 35% of the total outstanding equity of the combined entity following closure of the deal. They will receive $25 million of cash up front, appreciating the fact that Astex had approximately $27 million at year-end in 2010.

And finally, the company will receive $30 million in deferred payments in stock or cash over 30 months and the decision will be made by the combined entity as to whether or not its stock or cash or a combination thereof.

SuperGen would acquire all the assets and liabilities of Astex Therapeutics Limited and the combined entity would change its name to Astex Pharmaceuticals Inc., this to be a NASDAQ-listed company under the call letters ASTX.

The definitive agreement was announced yesterday and signed on that day and we anticipate deal closer to occur in July 2011. Of course this will be pending shareholder approval, legal, and regulatory review and clearance.

And on slide 7, Astex Pharmaceuticals Inc. will have post-deal approval in July 2011. That’s our aim and as we indicated earlier, this is intended to be a financially strong oncology-focused company with significant cash, ongoing revenues, and potential milestones.

To reiterate, we anticipate to have slightly more than $120 million in cash and cash equivalents at the closing of the deal, $52 million to $55 million in projected 2011 Dacogen royalty revenues. We anticipate no change from guidance given previously in that regard. And importantly, nearly $2 billion in partnered product milestones plus royalties.

Critically important, the company will enjoy highly productive top-tier pharmaceutical partnerships with Johnson & Johnson, Eisai, AstraZeneca, Novartis, and GlaxoSmithKline.

Very important to appreciate that the company will have seven drugs in clinical development, four in or entering Phase II, and three partnered with large pharmaceutical companies. In fact, we envision this as a significant global leader in innovative small molecule drug discovery with particular expertise in epigenetic therapeutics and fragment-based drug discovery. A highly experienced management team and newly constituted Board of Directors will manage the company going forward.

The next slide, slide 8, describes the Astex Pharmaceuticals Inc. proposed clinical pipeline and to introduce this, let me simply comment on the current status of Dacogen, which as many of you know is approved for MDS in the United States and is marketed in more than 29 countries. It is the subject at this time of a review for potential approval in AML in the EU and in the US, and the Astex pipeline will be described by Dr. Harren Jhoti.

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

Thank you, James. So to lead off, we have our Hsp90 inhibitor, which is AT13887, which is about to enter Phase II clinical trials in patients with GIST. This is a very interesting molecule differentiated from the other Hsp90 inhibitors, a lot of those which are derived from a natural product origin, geldanamycin. This is a synthetic fragment-derived small molecule which we are just about to start Phase II with.

The second molecule, AT7519, is a very potent CDK inhibitor, particularly CDK 9, and we are working with the multiple myeloma research foundation in the US to target patients with multiple myeloma, and that Phase II trial has started. That compound, 7519, is under option from Novartis as part of a broad alliance which we signed with them a few years back.

The third compound is AT9283, a very potent aurora/JAK2 inhibitor. Again, this is targeted for multiple myeloma. We are starting the Phase II trials with the NCIC — that’s the Canadian NCIC — to look at the potential treatment of patients with multiple myeloma with this agent.

At the bottom, we have two compounds which are partnered with our big Pharma collaborators, LEE011 is a first in class CDK4 inhibitor which Novartis are driving the development of, and that is in Phase I clinical trials.

Very recently at the AACR, AstraZeneca provided information, further information on the PKB/AKT inhibitor, which is also in Phase I, again a very interesting molecule targeting a key pathway in cancer.

James Manuso  — SuperGen - Chairman, President and CEO

And of course, as many of you amuvatinib, formerly known as MP470, is being prepared for Phase II clinical trials to be focused on small cell lung cancer. And SGI-110, our DNMT inhibitor, is intended for MDS and AML, and that is proceeding satisfactorily in Phase I at this time.

The next slide, number nine, goes over a variety of Astex’ assets and, Harren, would you describe those to us please?

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

Of course. The slide shows two groups of collaborations that we have. The top one, which is entitled all discovery obligations completed, are collaborations that we have had with Johnson & Johnson or the Janssen part of JNJ and AstraZeneca. Here we have delivered compounds to these companies and these compounds are moving forward now within these groups own development organizations.

The FGFr inhibitor is progressing towards preclinical development and we will announce more on that going forward. And then the AstraZeneca collaboration on beta-secretase, which is a target in Alzheimer’s, so this is not an oncology product, but for Alzheimer’s, this has been selected for formal development and it is indeed in preclinical development. We announced that last year.

On the second half of the slide, discovery obligations ongoing, these are programs which we are currently working on within Astex, so the first one again refers to the JNJ collaboration we have. So as part of the FGFr collaboration with JNJ, we are also looking on some additional targets with JNJ for which we are developing novel chemical entities to take into lead optimization.

Likewise with the GSK collaboration that we have, which cuts across multiple therapeutic areas, we are again generating novel chemical entities to move forward into lead development for GSK.

James Manuso  — SuperGen - Chairman, President and CEO

And with respect to the epigenetic targets program that SuperGen has entered into with GSK, we’re working on the identification of two leads and their backups and we will have more to say about that in future.

The next slide, number 10, outlines the partnerships that will characterize the combined entity. Let me simply introduce this with the two that SuperGen is bringing to this partnership and those are first, the October 2009 deal that was signed with GSK. This is with respect to the programs that I mentioned earlier in DNMTs and the topline deal value is potentially more than $375 million. We received upfront and equity payments of $5 million. This has the potential of near-term milestones of $80 million and royalties on the backend.

Then people are quite familiar with the May 2004 deal with Eisai, and this has an overall topline deal value of $100 million and remaining milestones at this point are slightly more than $17 million. This enjoys a 20% to 30% royalty on global sales and the drug of course is sublicensed to JNJ outside of North America, and as mentioned earlier, sold and marketed in more than 29 countries.

Harren, please describe the others.

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

Thank you, Jim. The other four deals you see on this slide 10 are deals that Astex has initiated. The first one I will talk to is the most recent one with GSK in November 2009, which is a significant deal and the topline deal value being more than GDP300 million.

We had a significant upfront and equity component to that of GBP20 million and clinical near-term milestones, nonclinical near-term milestones of around GDP37 million. Some of those which we have already triggered in addition to royalties. So that underlines the value GSK applied to accessing our discovery platform pyramid.

In a similar vein, the JNJ or the Janssen deal announced in June 2008 had a topline deal value of more than GDP270 million with upfront and equity GBP12.5 million, again similarly with royalties on downstream products. And this was in essence licensing our FGFr program and also for us to apply our technology on two other targets. We also have a US co-promote option on that deal.

Novartis at 2005 in December again, a very similar deal so hopefully you will see a very clear [speed] here, significant upfront here in this case GBP15 million and a topline deal value GBP290 million.

And the compound I referred to earlier AT7519, was part of this collaboration, as was or as is the [LEE-001] which is in Phase I.

So the final collaboration is actually two different deals in AstraZeneca. This covers the collaborations we have on the PKB/AKT target, which is already in Phase I, and also the beta-secretase target, which (inaudible) also selected a candidate for. This was done back in 2003, the base deal, and in 2005, the PKB deal.

James Manuso — SuperGen - Chairman, President and CEO

And the Astex in partnership milestones and financial position outlined on slide 11 will be described by Harren.

Harren Jhoti — Astex Therapeutics Ltd. - CEO

As I was alluding to, we have been very successful in triggering milestones through these partnerships and in fact this is how we have been funding primarily the organization going forward. And what you see is a breakdown of the revenue that we have generated from just the milestones, so just to be clear, this does not include any upfront figures that we also received.

So in 2009 is GBP4 million. In 2010, GBP4.6 million, and this year already to now, to the end of March, we have actually generated GBP4.3 million and we have a potential of earning about GBP10.8 million, as I said. We have projected for 2012 and 2013 significantly higher numbers, GBP15.7 and GBP19.8 million respectively.

We are in a very strong financial position for a small — for a private biotech company. We ended last year with GBP17.2 million in the bank and we have only been to our venture capital investors in terms of them leading an investment round back in 2003.

James Manuso — SuperGen - Chairman, President and CEO

Thank you, Harren. That points out a very critical element in connection with our thinking on this deal. Specifically as Harren mentioned, the last venture capital-led investment for his company was in 2003. That’s eight years ago. I’d like to remind people that the last time SuperGen has had to access the capital markets was seven years ago. This indeed will be a hallmark financially of the combined entity.

I would like now to move on to slide 12, and this is describing Dacogen for injection. As people know, this is our sole revenue generating element, a marketed product. Eisai and JNJ are our partners. Royalties in 2010 amounted to more than $52 million and remember, we were profitable in three out of the last four years. The royalty revenue guidance we anticipate in 2011 will be up to $55 million.

As I mentioned earlier, Dacogen is approved in more than 29 countries outside of the United States and we are awaiting the final information on data on the Phase III elderly AML trial. It was reported that the randomized AML trial did not statistically achieve the primary endpoint, although as a result of a survival trend and positive supporting data that were observed, both Eisai and JNJ have given guidance to the effect that they will file with the FDA and EMEA respectively this year.

Also I would like to remind people that the AML clinical trial in pediatric patients in the US that was commenced by Eisai gave an additional six months of orphan drug market exclusivity to Dacogen through November of 2013.

This takes us to slide 13, which describes the tentative timeline for the proposed transaction. We announced this transaction yesterday. Indeed, it will be filed on a preliminary stockholders proxy with the SEC in April and the proxy will of course will be subject to SEC review and comment.

We will post an Analyst Day for both SuperGen and Astex in New York next week on April 12, and this will be webcast live and of course invite your attention in this regard.

When the deal is cleared up by the SEC, the record date will be set and a definitive proxy will be filed targeted for the end of April in 2011.

Individual shareholder meetings will be conducted with management throughout the course of May and we will hold an annual meeting of SuperGen shareholders in June. Astex will hold a special shareholder meeting to approve the transaction also in June. If this deal is approved by stockholders, and of course we urge everyone to do so, the transaction will be targeted to close in July of 2011.

Now, the next slide goes over the executive management. Joining the existing SuperGen team will be a Harren Jhoti. I will relinquish the presidency to Harren. Martin Buckland will become our first Chief Business Officer and invite you to examine their backgrounds when you have an opportunity on the website and elsewhere.

The next slide, number 15, goes over the proposed Board of Directors. This will be one of the stronger Boards of Directors in the oncology space in biotech. Dr. Peter Fellner, we are very pleased to announce, who was CEO of the Roche UK and CEO of Celltech, will become our Independent Vice Chairman. Harren, as mentioned, will become President and a member of the Board. And we will also be joined by Tim Haines, a partner at Abingworth, and most important, Tim was a CEO of Astex, so understands the company and the people and the technology particularly well.

Finally, Ismail Kola will join as another Independent Director. Many of you may know Ismail from his past Chief Scientific Officership and Senior Vice Presidency of Discovery Research at Schering-Plough. Again, we believe a very strong and independent Board of Directors.

The next slide, number 16, goes over the upcoming events, and most recently we had a variety of data presentations, both Astex and SuperGen, at the meeting of the American Association of Cancer Research, very successful. And as I said on April 12, Astex and SuperGen will host an Analyst Day and we invite you to listen in or attend in person if you can.

In the first half of 2011, AT13887 will be the subject of a Phase II trial initiation and likewise within the first half, amuvatinib will also enter into Phase II clinical trials.

In June of 2011, an amuvatinib abstract will be submitted to ASCO and also in June, the SuperGen annual shareholders meeting will be held.

In 2011, the Dacogen AML filings will be undertaken by both Eisai and JNJ with respect to the elderly AML indication and we anticipate a variety of partnership development milestones to be hit in the course — in the remaining course of this year.

This brings us to the end of our presentation, and to summarize on slide 17, this company we envisioned to be a new global leader in oncology. It will have a strong operating cash position. There will be significant current revenue streams. These will be used to fund the pipeline development and our near-term focus will continue to be assuring at or near cash flow neutral. A very deep clinical oncology pipeline that is advancing toward monetization will characterize this unique company and there will be significant commercial development on discovery partnerships and collaborations that will drive future revenue growth through these milestones and royalties.

This will be a NASDAQ-listed company. It will have integrated operations in the leading biotech clusters in the United States and the United Kingdom, truly an international company, globally recognized and validated in its discovery platform.

We’re very excited about the prospects of this going forward. We have worked on developing this in an assiduous way for approximately 24 months and we thank you very much and invite your interest on a continuing basis and thanks very much for your attention.

That being said, we are happy to take questions at this time and please, operator, open the line for such questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). [Ram Selvaraju], Morgan Joseph.

Ram Selvaraju — Morgan Joseph - Analyst

Thanks very much for taking my questions. Two major ones. Firstly, there are elements of the Astex pipeline which do not directly focus on oncology. What is the overall strategic viewpoint regarding these projects going forward? Could you talk a little bit about that?

Then secondly, could you talk a little bit about what the implications might be for the possible approval of Dacogen ex-US and in particular in the EU with a possible label for AML?

James Manuso — SuperGen - Chairman, President and CEO

Thank you, Ram. First with respect to the pipeline, we will be examining everything as we emerge in a combined entity. Clearly as you point out, the Alzheimer’s indication and a couple of others that are not focused in oncology will be considered with respect to monetization and on a continuing basis, we will examine the appropriate placement of those.

Finally, we are going to be very conservative with respect to our spend. As I mentioned, we want to assure that we have things paid for that were at or near cash flow neutrality. And so as we move forward, we will be speaking more about that.

Naturally in the course of discussing both companies as independent entities prior to the merger, we have to be very circumspect about not giving any forward-looking statements until we have shareholder approval.

Now with respect to your second question, the implications for a Dacogen approval in elderly AML in the EU are significant, and by that I mean it would enjoy if approved for elderly AML in the EU, a 10-year period of orphan exclusivity. While we have not given guidance to the effect of the extent of royalty revenues that might be expected, we believe that they would be very significant and would effectively supplant the endgame of Dacogen in MDS in the US.

And as you know, at the end of November in 2013, Dacogen goes into generic potential — generic erosion in the US.

And, Mohammad, would you care to comment on the implications for Dacogen approval in AML, elderly AML in the EU?

Mohammad Azab — SuperGen - Chief Medical Officer

Well, I mean, the transaction does not affect those potential. As Jim alluded to in the presentation, both partners, Eisai in North America and the US and JNJ for the European Union, are still guiding to filing the data with the FDA and EMEA respectively and also guided to a scientific presentation of the data this year, which as we have discussed with you in the past would be either at ASCO or ASH in the coming months.

James Manuso — SuperGen - Chairman, President and CEO

Thank you. Next question, please.

Operator

George Zavoico, MLV.

George Zavoico — McNicoll, Lewis & Vlak LLC - Analyst

Good morning, everyone. Congratulations, Harren and Jim. A couple of questions. Jim, it seems like you already deflected part of it was what can you tell us if anything about how the combined entity will save costs, whether you expect any movement of personnel, or physical entities, number one?

Number two, you mentioned you expected to remain cash flow positive over the period, in which case what do you think (inaudible) or that you can say what might the burn be?

And the last question is regarding your business strategy, it has been to partner when you get to Phase II. Is that still the case or are you now going to revisit that and perhaps take some drugs all the way through to commercialization and co-commercialization?

James Manuso — SuperGen - Chairman, President and CEO

That’s a mouthful, George. Naturally we are all keenly interested in what the combined entity will look like and we will be giving specific guidance in that regard once we become a combined entity. We cannot at this time go over the specifics of cost savings, personnel, physical entities, cash flow positivity and the burn rate until we get there. And this obviously relates to SEC, NASDAQ, and related mandates.

But with regard to the business strategy, it has been a hallmark of both companies to actively partner and monetize at points in time at which it is sensible to do so. On the other hand, we do anticipate as a result of the continuing revenue stream from Dacogen to be in a position to selectively take particular assets later into clinical and regulatory development. These decisions will be driven of course by scarcity with respect to the cash side and potential with regard to the types of trials which we believe we can reasonably afford going forward.

But as to the specifics in that regard, George, I have to apologize. We’re not going to be in a position to give specifics on what the combined entity will do until we get there.

Again, we will be presenting however each company at the Analysts Day and I think that will give you a good sense as to where each company is going at this juncture independently and then we can move from there going forward.

George Zavoico — McNicoll, Lewis & Vlak LLC - Analyst

Okay, thank you. Understood. Perhaps looking backwards, perhaps, Harren, you might be able to answer what your net loss looks last year and what your burn is as a private company, or is that — are you not going to be able to say that either?

Harren Jhoti — Astex Therapeutics Ltd. - CEO

George, really what I can indicate is we have a relatively strong cash position for a private company. We have cash for two years based on our current burn rate, so we are — projected burn rate is a net GDP10 million going forward. And that assumes some conservative — that’s based on some conservative assumptions on some milestones. So that’s how we project that’s going forward as an independent organization.

So we are in a pretty strong position financially and as we alluded to earlier, we have not had to resort to a VC-led investment round since 2003, so we really have been using — maximizing these major partnerships to finance the business going forward within the (inaudible) of the company.

George Zavoico — McNicoll, Lewis & Vlak LLC - Analyst

Thank he very much. Thank you very much. Impressive, and I look forward to hearing more when you are able to say so in July or August. Thank you very much.

James Manuso — SuperGen - Chairman, President and CEO

Thank you very much George, I appreciate it.

Operator

Robin Davidson, Edison Investment.

Robin Davison — Edison Investment Research - Analyst

Congratulations of course. I just wanted to ask a few questions. First of all, the option arrangement with Novartis on AT7519, can you say at all when that is — would be triggered? Is it the end of Phase II for example?

Harren Jhoti — Astex Therapeutics Ltd. - CEO

Jim, I think that’s probably a question directed towards me.

James Manuso — SuperGen - Chairman, President and CEO

It is indeed.

Harren Jhoti — Astex Therapeutics Ltd. - CEO

So unfortunately we are not able to give visibility of those details as we are today given the terms of the collaboration that we have. I apologize for that.

Robin Davison  — Edison Investment Research - Analyst

Okay, I did want to — I will try and press you. I know it may be the same answer but if any of the sort of the three partnerships you have you can say anything about the royalty rates, would they be consistent with the state at which they are struck or is any one particularly more valuable to the new company?

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

It does depend on the actual collaboration, but they do tier up to significant royalty rates depending on the stage of the asset in development. And just maybe just fleshing out my answer to your first question, the trigger points for 7519, are within the clinical development process, so while it’s going through clinical development between Phase I and Phase III, they are certainly at the top end of the type of royalty rates one expects in the sector.

Robin Davison  — Edison Investment Research - Analyst

Okay. I just have another quick one, perhaps. With the Hsp90, I wondered if you have seen with your compound any of the issues with ocular toxicity which has troubled the — I think the Pfizer ones and others in that class?

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

What — and of course we will expand on this during the Analyst Day when we will have our acting Chief Medical Officer presenting the data. In essence, we do see some ocular toxicity but they are different from what we can work out based on other people’s reports, particularly the Pfizer one. But certainly we don’t view them as a hurdle at this stage.

Robin Davison  — Edison Investment Research - Analyst

Okay. If I just ask one final and perhaps to Jim, the new company going forward, I’m presuming that you will be able to support four Phase II programs, you will have the resources for that going forward?

James Manuso  — SuperGen - Chairman, President and CEO

Indeed. One of the hallmarks of this combined entity will be first and foremost our significant cash position going forward from day one. And secondly, a continuing cash flow from Dacogen with the potential for that to be extended significantly as a result of the potential approvals particularly for elderly AML in the EU.

It is indeed our aim to be at or near cash flow neutrality. We do envision this as a business and as pointed out earlier, neither SuperGen nor Astex has had to access financing vehicles for seven or eight years. So we are not thinking of this as a major cash burning enterprise. Indeed, we ultimately want to be a significant business that will generate value for shareholders not just in terms of the pipeline but also from a financial perspective.

Robin Davison  — Edison Investment Research - Analyst

Okay. Thanks very much Jim. See you (multiple speakers)

James Manuso  — SuperGen - Chairman, President and CEO

Thank you very much, Robin. I appreciate it.

Operator

(Operator Instructions) A follow-up from Ram Selvaraju, two, Morgan Joseph.

Ram Selvaraju  — Morgan Joseph - Analyst

Thanks very much for taking the follow-up. I just wanted to ask about how you envision the combination of the R&D organizations and how you believe, A, the Astex fragment-based molecular drug discovery Pyramid effort would dovetail with the CLIMB computer-driven effort at SuperGen?

And secondly, how you believe the efforts on the epigenetics front at Astex versus the ones ongoing at SuperGen would be complementary, particularly with respect to the ongoing partnerships that the two companies have with GSK?

James Manuso  — SuperGen - Chairman, President and CEO

By all means. First with respect to what the organization ultimately will look like, as I said, we are not in a position to comment on that until we get there. However as you pointed out, the expertise on Astex’ side with respect to fragment-based discovery and the expertise that SuperGen has generated with respect to its CLIMB approach, both companies have deployed mechanisms for discovery that are current in the industry. And while each of us have different core strengths, there certainly are also overlaps.

With respect to that, Harren, would you care to make a comment?

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

Thank you, Jim. Yes, that’s right. I would echo those points you made, Jim. The configuration of the two platforms, there are some commonalities between the two platforms but also the specific way each one works, each platform works with CLIMB the more [computationally] driven in a more predictive sense where Pyramid is more experimentally driven, clearly that differentiates or those two business approaches differentiates the two platforms.

We will evaluate each one if and when the transaction completes and we have that appropriate opportunity to do that. And we will look to see how we can really tease out the synergies between the two.

James Manuso  — SuperGen - Chairman, President and CEO

Lastly, Ram, with regard to the epigenetics collaborations and the collaborations that Astex has with GSK, very clearly the combined entity will emerge as a significant partner of GSK’s and we see that partnership as important. We clearly want that to be maximized in terms of its impact for the combined entity and for GSK.

So we will of course be meeting with the different partners and discussing how we can maximize the potential of the relationship across the board.

Harren Jhoti  — Astex Therapeutics Ltd. - CEO

Jim, I would also add from Astex’s perspective, our GSK collaboration is across multiple therapeutic areas, so it’s not specifically focused on epigenetics.

James Manuso  — SuperGen - Chairman, President and CEO

Yes.

Ram Selvaraju  — Morgan Joseph - Analyst

Okay. So you don’t see substantial overlap between the two collaborations is what I should take away from this, right?

James Manuso  — SuperGen - Chairman, President and CEO

That’s exactly right, Ram. And in fact, one of the drivers of this intent on our mutual parts to combine our companies is that there’s true complementarity. I know this is an overused term, but there is true synergy and from a financial perspective, there is the strength that we have attempted to convey in this discussion.

So we do definitely believe that the combined entity will be significantly stronger than either company alone. And as I indicated when we opened this discussion, we believe from the SuperGen perspective this has the potential to fast forward our business model by maybe eight years or so when you consider the number of drugs in the pipeline, their stage of development, and the potential for monetization of those.

It gives us much greater freedom of choice and I think will permit us to enter onto the stage of the middle class, if you will, of the oncology-based biotech company community.

Ram Selvaraju  — Morgan Joseph - Analyst

Thank you very much.

Operator

At this time, there are no further questions. I would now like to pass the call back to Dr. Manuso for any closing comments.

James Manuso  — SuperGen - Chairman, President and CEO

Well, yes, thank you very much for listening. I again invite people to examine the presentation that we have made on our respective websites and also please dial in or join us in person at the April 12 Analyst day In New York. Please if you have any questions, don’t hesitate to follow up either independently with Astex or SuperGen.

With that, we will close this discussion and thank you very much for your attention.

Operator

Ladies and gentlemen, this does conclude today’s conference call. You may now disconnect.

Note on Forward Looking Statements

This conference call transcript and other statements that SuperGen may make, including statements about the benefits of the transaction with Astex, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to SuperGen’s future financial or business performance, strategies or expectations.

Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

SuperGen cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change overtime. Forward-looking statements speak only as of the date they are made, and SuperGen assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in SuperGen’s reports filed with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this conference call transcript, the following factors, among others, could cause actual result to differ materially from forward-looking statements or historical performance: 1) the success of drug development efforts; (2) our cash and prospective financial positions; (3) the achievement of regulatory approvals in the US and abroad; (4) the success of partnerships to develop and sell drugs in the US and abroad; (5) our ability to develop and commercialize new drugs; (6) the impact of increased competition; (7) the impact of future acquisitions or divestitures; (8) the adequacy of intellectual property protection; (9) the impact of legislative and regulatory actions and regulatory, supervisory or enforcement actions of government agencies; (10) the ability to attract and retain highly talented professionals; and (11) the ability of SuperGen to consummate the transaction with Astex and realize the benefits of such transaction.

SuperGen’s Annual Reports on Form 10-K and SuperGen’s subsequent reports filed with the SEC, accessible on the SEC’s website at www.sec.gov and on SuperGen’s website at www.supergen.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not part of this conference call transcript.

Additional Information and Where to Find It:

SuperGen plans to file with the SEC and furnish to its stockholders a proxy statement in connection with the proposed transaction, pursuant to which the Company would acquire Astex (the “Transaction”).  The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.  Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.  In addition, investors and stockholders will be able to obtain free copies of the proxy statement from the Company by contacting Investor Relations by telephone or by going to the Company’s corporate website at www.supergen.com (click on “SEC Filings”) or by going to a new website www.astex-supergen.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed Transaction.  Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above.  Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2010. This document is available free of charge as described in the preceding paragraph.